Exhibit A

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 6, 2024, by and between Drilling Tools International Corporation, a Delaware corporation (“Parent”), and the persons set forth on Schedule A attached hereto (each, a “Shareholder” and, collectively, the “Shareholders”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Superior Drilling Products, Inc., a Utah corporation (the “Company”), DTI Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Acquisition Sub I”), and DTI Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Acquisition Sub II”).

RECITALS

WHEREAS, Parent, the Company, Acquisition Sub I and Acquisition Sub II are entering into the Merger Agreement concurrently with the execution and delivery of this Agreement, which Merger Agreement sets forth the terms and conditions on which Acquisition Sub I will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned Subsidiary of Parent, and the Company will thereafter be merged with and into Acquisition Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), with Acquisition Sub II surviving the Second Merger as a wholly owned Subsidiary of Parent.

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Company Common Stock set forth opposite the name of such Shareholder on Schedule A attached hereto (the “Existing Shares”).

WHEREAS, Parent has required, as an inducement to Parent entering into the Merger Agreement, that the Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1  Agreement to Vote. Each Shareholder, severally and not jointly, agrees that, from and after the date hereof and until the earlier to occur of (x) the receipt of the Required Company Shareholder Vote and (y) the Termination Time (as defined in Section 4.1 below) (the “Voting Covenant Expiration Date”), at the Company Shareholder Meeting or any other meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, in each case relating to any proposed action by the shareholders of the Company with respect to the matters set forth in Section 1.1(b) below (each, a “Voting Event”), such Shareholder shall:

(a)  appear at each such Voting Event or otherwise cause the Existing Shares that are capable of being voted and any voting securities of the Company acquired by such Shareholder after the date hereof and prior to the record date of such Voting Event owned beneficially or of record by such Shareholder (collectively, the “Voting Shares”) to be counted as present thereat for purposes of calculating a quorum; and

(b)  vote (or cause to be voted), in person or by proxy, the Voting Shares (i) in favor of adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement; (ii) in favor of any proposal to adjourn a meeting of the shareholders of the Company to solicit additional proxies in favor of the adoption of the Merger Agreement; (iii) against any Company Acquisition Proposal or any other proposal in opposition to, or in competition with, the Merger and the transactions contemplated by the Merger Agreement; and (iv) against any other action, agreement or transaction that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone or discourage the transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Shareholder of its obligations under this Agreement or the satisfaction or fulfillment of Parent’s, the Company’s or the Acquisition Subs’ conditions to consummate the transactions contemplated by the Merger Agreement.

In case of a stock dividend or distribution of voting securities of the Company, or any change in the Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Voting Shares” shall be deemed to refer to and include the Voting Shares as well as all such stock dividends and distributions of voting securities of the Company and any voting securities into which or for which any or all of the Voting Shares may be changed or exchanged.

1.2  Capacity as Shareholder. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a shareholder of the Company, and not in such Shareholder’s capacity as (a) a director, officer or employee of the Company or any of its Subsidiaries, (b) an equity holder of Parent, or (c) a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary (including voting in favor of any Company Change in Recommendation) and no such action or omission shall be deemed a breach of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1  Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, hereby represents and warrants to Parent as follows:

(a)  Authorization; Validity of Agreement; Necessary Action. If such Shareholder is not an individual, such Shareholder is duly organized and validly existing in good standing (where such concept is recognized) under the Legal Requirements of the jurisdiction in which it is incorporated, organized or constituted and the consummation of the transactions contemplated hereby are within such Shareholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Shareholder, and such Shareholder has all requisite entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If such Shareholder is an individual, such Shareholder has all requisite legal capacity, right and authority to execute and deliver this Agreement and to perform such Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the General Enforceability Exception.

(b)  Ownership. As of the date hereof, the number of shares of Company Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Shareholder is reflected on Schedule A to this Agreement. As of the date hereof, the Existing Shares are the only shares of Company Common Stock held of record or beneficially owned by such Shareholder. Subject to the Transfers otherwise permitted by Section 3.1 and to the lien described on Schedule 2.1(b), such Shareholder has and will have at all times through the Voting Covenant Expiration Date sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Article III hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Voting Shares beneficially owned by such Shareholder with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Except as set forth on Schedule 2.1(b), the Existing Shares owned by such Shareholder are free and clear of any Liens and will be at all times prior to the Voting Covenant Expiration Date free and clear of any Liens, in each case, which would impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. Such Shareholder further represents that any proxies heretofore given in respect of the Existing Shares have been revoked.

(c)  No Violation. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement will not, (i) contravene or conflict with the organizational or governing documents of such Shareholder, (ii) contravene or conflict with or constitute a violation by such Shareholder of any provision of any Legal Requirement binding upon or applicable to such Shareholder or any of its properties or assets, (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Shareholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal or state securities laws and the rules and regulations promulgated thereunder, or (iv) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon such Shareholder or any of its Subsidiaries or result in the creation of any Lien (other than Company Permitted Encumbrances) upon any of the Voting Shares, except for any of the matters set forth in the foregoing clauses (ii) and (iv) as would not reasonably be expected to impair the ability of such Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d)  No Inconsistent Agreements. Except as contemplated by this Agreement, such Shareholder has not entered into any voting agreement or voting trust with respect to the Existing Shares and has not granted any consent, proxy or power of attorney with respect to the Existing Shares, in each case, which is inconsistent with such Shareholder’s obligations pursuant to this Agreement.

2.2  Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholders as follows:

(a)  Authorization; Validity of Agreement; Necessary Action. Parent is duly organized and validly existing in good standing (where such concept is recognized) under the Legal Requirements of the jurisdiction in which it is incorporated, organized or constituted and the consummation of the transactions contemplated hereby are within Parent’s entity powers and have been duly authorized by all necessary entity actions on the part of Parent, and Parent has all requisite entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of the Shareholders, constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the General Enforceability Exception.

(b)  No Violation. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement will not, (i) contravene or conflict with the organizational or governing documents of Parent, (ii) contravene or conflict with or constitute a violation by Parent of any provision of any Legal Requirement binding upon or applicable to Parent or any of its properties or assets, (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of Parent, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal or state securities laws and the rules and regulations promulgated thereunder, or (iv) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Parent or result in the creation of any Lien (other than Parent Permitted Encumbrances) upon any of the properties or assets of Parent, except for any of the matters set forth in the foregoing clauses (ii) and (iv) as would not reasonably be expected to impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

COVENANTS

3.1  Pre-Closing Transfer Restrictions. Each Shareholder, severally and not jointly, agrees that, commencing on the date hereof and ending at the Termination Time, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enter into any contract, option, put, call or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Voting Shares, or any interest therein, provided, that notwithstanding the foregoing, a Shareholder may Transfer to any Affiliate of such Shareholder or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Shareholder or Affiliate of such Shareholder, provided further, that as a condition to such transfer, such transferee or transferees shall execute an agreement that contains the same substantive covenants regarding voting and transfer as are contained in this Agreement.

3.2  No Contravening Actions. Each Shareholder further agrees not to take or agree or commit to take any action that would make any representation and warranty of such Shareholder contained in this Agreement inaccurate in any material respect.

3.3  No Solicitation. Each Shareholder will immediately cease, and will instruct its Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to any Company Acquisition Proposal or any proposal that would reasonably be expected to lead to a Company Acquisition Proposal. Each Shareholder agrees that, from and after the date hereof and until the Voting Covenant Expiration Date, such Shareholder shall not, directly or indirectly, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (1) solicit, initiate or knowingly encourage or knowingly induce (including by way of furnishing information), or take any other action designed to knowingly facilitate, any inquiry or the making of any proposal which constitutes, or would be reasonably expected to lead to, a Company Acquisition Proposal (provided that such Shareholder and its Representatives may refer the Person making such proposal or offer to the provisions of this Section 3.3 or the provisions in Section 4.2 and Section 4.5 of the Merger Agreement) or (2) engage in any discussions or negotiations regarding any Company Acquisition Proposal (provided that such Shareholder and its Representatives may refer the Person making such proposal or offer to the provisions of this Section 3.3 or the provisions in Section 4.2 and Section 4.5 of the Merger Agreement). Each Shareholder acknowledges and agrees that, in the event any Representative of such Shareholder (acting in its capacity as such) takes any action that if taken by such Shareholder would be a breach of this Section 3.3, the taking of such action by such Representative will be deemed to constitute a breach of this Agreement (including this Section 3.3) by such Shareholder. Notwithstanding anything to the contrary in this Section 3.3, each Shareholder and its Representatives may engage in such activities at such times and to the extent that the Company or any of its Representatives is permitted to engage in such activities pursuant to the terms of the Merger Agreement, but only if such Shareholder and its Representatives comply with the terms of the Merger Agreement as if it were the Company or one of its Representatives.

ARTICLE IV

MISCELLANEOUS

4.1  Termination. This Agreement shall terminate upon the earliest to occur of (a) the First Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the making of a Company Change in Recommendation by the Company Board or the Company Special Committee, or (d) the date on which any amendment to the Merger Agreement is effected (including any waiver or forbearance of the parties’ rights under the Merger Agreement that has the effect of an amendment), in each case, without the Shareholders’ prior written consent, that (i) diminishes the Merger Consideration to be received by the shareholders of the Company, (ii) changes the forms of Merger Consideration payable to the shareholders of the Company, (iii) affects any of the other terms of the Merger Agreement in a manner that individually or in the aggregate is materially adverse to any of the Shareholders, or (iv) extends the End Date or imposes any additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the Mergers (the “Termination Time”); provided, however, that the provisions of this Article IV shall survive any termination of this Agreement and shall continue to be binding upon the parties hereto. Except as set forth in the proviso of the preceding sentence, in the event of such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party; provided, however that nothing herein shall relieve any party from liability for any fraud, intentional misrepresentation or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to the termination of this Agreement pursuant to clause (b) of this Section 4.1.

4.2  No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Voting Shares. All rights, ownership and economic benefits of and relating to the Voting Shares shall remain vested in and belong to the Shareholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholders in the voting of any of the Voting Shares, except as otherwise provided herein.

4.3  Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the party to be notified if received prior to 5:00 p.m. in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; (b) when sent if sent by email to the party to be notified if received prior to 5:00 p.m. in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; provided, however, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 4.3 and (ii) either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 4.3 or (B) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 4.3; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5:00 p.m. in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; in each case as follows: (i) if to Parent, at the address set forth in Section 7.8 of the Merger Agreement (with a copy, which shall not constitute notice, to the party to receive a copy pursuant to Section 7.8 of the Merger Agreement at the address set forth therein), and (ii) if to the Shareholders, at the address set forth on their respective signature page hereto.

4.4  Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

4.5  Counterparts; Delivery by Facsimile or Email. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manners and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

4.6  Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder; provided, however, that the Company shall be deemed to be a third-party beneficiary of the Shareholders’ obligations under Sections 1.1, 3.1 and 3.2 and shall be entitled to enforce the terms of this Agreement in respect thereto as if it were a party hereto.

4.7  Governing Law. This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, except that the Shareholders’ fiduciary duties, if any, to the Company shall be governed by the Legal Requirements of the State of Utah, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Legal Requirements of any jurisdiction other than the State of Delaware, or in the case of the Shareholders’ fiduciary duties, if any, the Legal Requirements of the State of Utah.

4.8  Consent to Jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, in the event, but only in the event, that such court shall not have jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and

any appellate court from any thereof (such courts, the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such Chosen Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Chosen Court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirements. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

4.9  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.9.

4.10  Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts (or those courts lack personal jurisdiction over the Shareholders for the purposes of granting such relief, in any court of the United States or any state or foreign jurisdiction having such jurisdiction), this being in addition to any other remedy to which they are entitled at law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at law and any Legal Requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

4.11  Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

4.12  Severability. If any term or other provision (or part thereof) of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions (or part thereof) of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

4.13  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of (i) Parent, in the case of an assignment by a Shareholder or (ii) the Shareholders, in the case of an assignment by Parent, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

4.14  Expenses. Except as otherwise expressly provided in this Agreement or the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

4.15  Shareholder Obligation Several and Not Joint. The obligations of each Shareholder hereunder shall be several and not joint, and no Shareholder shall be liable for any breach of the terms of this Agreement by any other Shareholder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DRILLING TOOLS INTERNATIONAL CORPORATION

By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	Chief Executive Officer

Signature Page to Voting and Support Agreement

STOCKHOLDERS: MEIER FAMILY HOLDING COMPANY, LLC

By:	/s/ G. Troy Meier
Name:	G. Troy Meier
Title:	Manager

By	/s/ Annette Meier
Name:	Annette Meier
Title:	Manager

Address:	2221 North 3250 West Vernal, UT 84078

MEIER MANAGEMENT COMPANY, LLC

By:	/s/ G. Troy Meier
Name:	G. Troy Meier
Title:	Manager

By	/s/ Annette Meier
Name:	Annette Meier
Title:	Manager

Address:	2221 North 3250 West Vernal, UT 84078

/s/ G. Troy Meier
G. TROY MEIER, individually

Address:	2221 North 3250 West Vernal, UT 84078

/s/ Annette Meier
ANNETTE MEIER, individually

Address:	2221 North 3250 West Vernal, UT 84078

Signature Page to Voting and Support Agreement

SCHEDULE A

Shareholder:	Common Stock Beneficially Owned
Meier Family Holding Company, LLC	5,641,510
Meier Management Company, LLC	3,173,350
G. Troy Meier	1,662,912	[1]
Annette Meier	1,273,058	[2]
G. Troy Meier and Annette Meier JTWROS	1,093,597

[1]

Excludes shares owned by (i) Meier Family Holding Company, LLC, (ii) Meier Management Company, LLC, and (iii) G. Troy Meier and Annette Meier JTWROS. Includes 617,892 (non-votable) shares issuable in settlement of unvested RSUs.

[2]

Excludes shares owned by (i) Meier Family Holding Company, LLC, (ii) Meier Management Company, LLC, and (iii) G. Troy Meier and Annette Meier JTWROS. Includes 473,872 (non-votable) shares issuable in settlement of unvested RSUs.

SCHEDULE 2.1(B)

5,641,510 shares of common stock of the Company are pledged by Meier Family Holding Company, LLC, pursuant to that certain Security Agreement-Pledge-MFHC between Meier Family Holding Company, LLC and the Company dated May 30, 2014.

2,626,350 shares of common stock of the Company are pledged by Meier Management Company, LLC, pursuant to that certain Security Agreement-Pledge-MMC between Meier Management Company, LLC and the Company dated May 30, 2014 as amended by the Amendment to Security Agreement – Pledge dated February 9, 2017.